Exhibit 99.1

NEWS RELEASE For immediate release

Patrick Johnson

904 598 7422

PatrickJohnson@RegencyCenters.com

Regency Centers Announces Pricing of $250 Million Unsecured Notes due 2025

JACKSONVILLE, Fla. (August 10, 2015) – Regency Centers Corporation (“Regency” or the “Company”) (NYSE:REG) announced today that its operating partnership, Regency Centers, L.P., priced a public offering of $250 million 3.90% unsecured notes due 2025 (the “Notes”). The Notes are due November 1, 2025 and were priced at 99.264%. Interest on the notes is payable semiannually on May 1st and November 1st of each year, with the first payment on November 1, 2015. The net proceeds from the sale of the Notes will be used to pay amounts outstanding under the Company’s line of credit. Settlement of the offering is subject to customary closing conditions and is expected to occur on August 17, 2015.

J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, US Bancorp Investments, Inc., and Wells Fargo Securities, LLC, are acting as joint book-running managers for the transaction. The co-managers for the offering are BB&T Capital Markets, a division of BB&T Securities, LLC; Comerica Securities, Inc.; Mizuho Securities USA Inc.; PNC Capital Markets LLC; RBC Capital Markets, Inc., Regions Securities LLC; SMBC Nikko Securities America, Inc.; and SunTrust Robinson Humphrey Inc.

This offering will be made under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission and only by means of a prospectus supplement and accompanying prospectus meeting the requirements of Section 10 of the Securities Act of 1933. Copies of these documents may be obtained by contacting the representatives of the underwriters at J.P. Morgan Securities, LLC, 383 Madison Ave., New York, NY 10179, Attention: Investment Grade Syndicate Desk, telephone: (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 319 retail properties encompasses over 42.8 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.